Exhibit 99.1

Emerald Reports Fourth Quarter and Full Year 2023 Financial Results

Revenue Growth of 17.5% Year-over-Year

NEW YORK, N.Y. – February 29, 2024 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America’s largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the fourth quarter and full year ended December 31, 2023.

Financial Highlights

•
Revenues of $382.8 million for 2023, an increase of $56.9 million, or 17.5% over 2022, primarily due to growth in events, new launches and acquisitions.
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions and scheduling adjustments, of $370.1 million for 2023, an increase of $47.0 million, or 14.5%, from $323.1 million for 2022 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)
•
Net loss of $8.2 million for 2023, compared to net income of $130.8 million for 2022
•
Adjusted EBITDA, a non-GAAP measure, of $97.8 million for 2023, compared to $239.6 million for 2022; Adjusted EBITDA excluding insurance proceeds, a non-GAAP measure, of $95.0 million for 2023, compared to $56.8 million for 2022 (Refer to Schedule 3 for a reconciliation to net (loss) income, the most directly comparable GAAP measure)
•
$204.2 million in cash and full availability of its $110.0 million revolving credit facility
•
For the full year 2024, the Company expects to generate between $415 million and $425 million of revenue and between $110 million and $115 million of Adjusted EBITDA

Operational Highlights

•
Emerald’s core trade show business is strong with year-over-year growth in revenue driven by increases in exhibitors, attendees and pricing
•
Expanded portfolio into the consumer live events market in FY 2023 with the acquisition of Lodestone Events’ Overland Expo show, and the launch of a brand new event, NBA Con, with the National Basketball Association

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “We delivered another year of strong results in 2023. As a highly diversified and scaled platform, Emerald continues to benefit from the extended post-Covid recovery with strong demand from exhibitors and attendees alike. Improvements in our customers’ supply chains and the removal of international travel restrictions are driving higher exhibitor attendance at our trade shows and contributing to increases in attendees and pricing. Our highlights in 2023 include the acquisition of Lodestone Events and their Overland Expo show, the successful launch of the Cocina Sabrosa Latin food expo in September, and the largest ever edition of Advertising Week New York, which we hosted in October. Our recent performance demonstrates the exceptional and durable value that trade shows offer to buyers and sellers alike. We are excited for 2024 and beyond as we continue to grow our portfolio of must-attend events and deliver greater value to our exhibitors, attendees, and shareholders. In the end, we are guided by our deep commitment to the communities we serve. Our mission is to serve and inspire, empowering both buyers and sellers to succeed. Their continued return for more is a testament to the value they find in what we offer and the knowledge that our steadfast dedication to our community is what truly sets us apart.”

David Doft, Emerald’s Chief Financial Officer, added, “We achieved substantial top and bottom line growth in 2023 on the back of positive attendance and pricing trends as our customers continue to see our trade shows as instrumental in growing their own businesses, generating leads, and discovering new products. For the full year 2023, we grew revenue more than 17% and Adjusted EBITDA more than 67%, excluding insurance proceeds, over the prior year. The performance of our media content business was muted in 2023 as many companies in the tech sector took a more cautious approach to advertising spend, which slightly detracted from the otherwise strong performance in our core live events business. Looking ahead, we have positioned Emerald to be an engine of sustained growth through our strategy of organically growing attendance and pricing as well as through acquisitions and new show launches. Our guidance for 2024 implies another double-digit percentage increase in EBITDA, supported by positive trends in our industry, operational and scale efficiencies, and a large and growing portfolio of industry-leading events.”

Fourth Quarter and Full Year Ended December 31, 2023 Financial Performance and Highlights

	Three Months Ended December 31,				Year Ended December 31,
	2023	2022	Change	% Change	2023	2022	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$101.5	$93.6	$7.9	8.4%	$382.8	$325.9	$56.9	17.5%
Net (loss) income	$(17.9)	$22.4	$(40.3)	NM	$(8.2)	$130.8	$(139.0)	NM
Net cash provided by (used in) operating activities	$15.6	$(23.6)	$39.2	NM	$40.3	$175.1	$(134.8)	(77.0%)
Diluted income (loss) per share	$(0.46)	$0.06	$(0.52)	NM	$(0.78)	$0.46	$(1.24)	NM

Non-GAAP measures:
Adjusted EBITDA	$35.8	$25.0	$10.8	43.2%	$97.8	$239.6	$(141.8)	(59.2%)
Adjusted EBITDA excluding event cancellation insurance proceeds	$35.8	$25.0	$10.8	43.2%	$95.0	$56.8	$38.2	67.3%
Free Cash Flow	$13.5	$(26.4)	$39.9	NM	$28.8	$164.8	$(136.0)	(82.5%)
Free cash flow excluding event cancellation insurance proceeds, net	$13.5	$(1.4)	$14.9	NM	$26.0	$6.9	$19.1	276.8%

•
In connection with the consolidation of the Company’s media assets completed in 2023, Emerald realigned its reporting segments beginning with the fourth quarter and full year ended December 31, 2023:
o
The Connections segment, which includes Emerald’s portfolio of live events, accounted for approximately 89% of 2023 revenues.
o
The All Other category, which includes Emerald’s content and software-as-a-service (SaaS) assets, accounted for approximately 11% of 2023 revenues.
•
Fourth quarter 2023 revenues were $101.5 million, an increase of $7.9 million or 8.4% versus the fourth quarter 2022, driven primarily by organic revenue growth of $5.2 million as well as $1.7 million in revenue from acquisitions. In addition, scheduling adjustments of $1.1 million contributed to higher revenue in the fourth quarter 2023. Full year 2023 revenues were $382.8 million, an increase of $56.9 million or 17.5% versus the full year 2022, driven primarily by organic growth of $47.0 million as well as $12.7 million in revenue from acquisitions. This growth was offset by prior year discontinued event revenues of $2.8 million.

•
Fourth quarter 2023 Organic Revenues from the Connections reportable segment were $87.5 million, an increase of $5.7 million or 7.0% versus the fourth quarter 2022, due primarily to a $4.4 million increase in recurring revenues and $1.3 million from newly launched events. Full year 2023 Organic Revenues from the Connections reportable segment were $327.5 million, an increase of $47.7 million or 17.0% versus the full year 2022, due primarily to a $41.8 million increase in recurring revenues and $5.9 million from newly launched events.
•
Fourth quarter 2023 Organic Revenues from the All Other category were $11.2 million, a decrease of $0.5 million or 4.3% versus the fourth quarter 2022, due primarily to a $0.9 million decrease in Content revenues offset by a $0.4 million increase in Commerce revenues. Full year 2023 Organic Revenues from the All Other category were $42.6 million, a decrease of $0.7 million or 1.6% versus the full year 2022, due primarily to a $4.4 million decrease in Content revenues offset by a $3.7 million increase in Commerce revenues.
•
Fourth quarter 2023 Adjusted EBITDA was $35.8 million, compared to $25.0 million for the fourth quarter 2022. Excluding event cancellation insurance proceeds, fourth quarter 2023 Adjusted EBITDA was $35.8 million, compared to Adjusted EBITDA ex-insurance of $25.0 million for the fourth quarter 2022. Full year 2023 Adjusted EBITDA was $97.8 million, compared to $239.6 million for the full year 2022. Excluding event cancellation insurance proceeds, Adjusted EBITDA for the full year 2023 was $95.0 million, compared to Adjusted EBITDA ex-insurance of $56.8 million for the full year 2022.

•
Fourth quarter 2023 net loss was $17.9 million, compared to net income of $22.4 million for the fourth quarter 2022 principally as a result of higher provision for income taxes, lower reversal of contingent consideration liability and higher interest expense, offset by increased Adjusted EBITDA and lower depreciation and amortization expense. Full year 2023 net loss was $8.2 million, compared to net income of $130.8 million for the full year 2022.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net (loss) income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

•
Fourth quarter 2023 net cash provided by operating activities was $15.6 million, compared to cash used in operating activities of $23.6 million in the fourth quarter 2022. Full year 2023 net cash provided by operating activities was $40.3 million, compared to $175.1 million for the full year 2022.

•
Fourth quarter 2023 capital expenditures were $2.1 million, compared to $2.8 million in the fourth quarter 2022. Full year 2023 capital expenditures were $11.5 million, compared to $10.3 million for the full year 2022.

•
Fourth quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $13.5 million, compared to negative $1.4 million in the fourth quarter 2022. The calculation of fourth quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $0.8 million, acquisition integration, restructuring-related transition costs of $2.1 million, and non-recurring legal, audit and consulting fees of $1.1 million. The calculation of fourth quarter 2022 Free Cash Flow excluding event cancellation insurance proceeds, net, includes acquisition related transaction costs of $0.3 million, integration-related transition costs of $1.2 million, and non-recurring legal and consulting fees of $0.6 million. The total of these items is $4.0 million and $2.1 million for the quarters ended December 31, 2023 and 2022, respectively.
•
Full year 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, was $26.0 million, compared to $6.9 million in the full year 2022. The calculation of 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $2.6 million, acquisition integration, restructuring-related transition costs of $6.1 million, and non-recurring legal, audit and consulting fees of $4.1 million. The calculation of 2022 Free Cash Flow excluding event cancellation insurance proceeds, net, includes insurance settlement expenses of $7.9 million, acquisition related transaction costs of $3.6 million, integration-related transition costs of $3.1 million, contingent consideration paid in excess of the original estimate of $2.1 million, and non-recurring legal and consulting fees of $1.7 million. The total of these items is $12.8 million and $18.4 million for the years ended December 31, 2023 and 2022, respectively.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its fourth quarter 2023 results at 8:30 am EDT on Thursday, February 29, 2024.

The conference call can be accessed by dialing 1-888-886-7786 (domestic) or 1-416-764-8658 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 01439625. The replay will be available until 11:59 pm (Eastern Time) on March 07, 2024.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http://www.emeraldx.com/.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events and (iii) material show scheduling adjustments. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net (loss) income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charges, and (vii) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2023 and 2022 Adjusted EBITDA to net (loss) income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2024 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2024 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our ability to return our business to pre-COVID levels; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability or inability to obtain insurance coverage relating to event cancellations or interruptions; and our ability to successfully identify and acquire acquisition targets; our expectations arising from the ongoing impact of COVID-19 on our business; and how we integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenues	$101.5	$93.6	$382.8	$325.9
Other income, net	—	—	2.8	182.8
Cost of revenues	35.7	33.2	137.6	116.5
Selling, general and administrative expense	36.1	17.4	168.3	145.0
Depreciation and amortization expense	9.8	16.5	45.0	59.5
Goodwill impairment charge	—	—	—	6.3
Intangible asset impairment charge	—	—	—	1.6
Operating income	19.9	26.5	34.7	179.8
Interest expense	11.8	9.0	43.3	24.5
Interest income	3.2	1.7	8.2	2.7
Loss on extinguishment of debt	—	—	2.3	—
Other (income) expense	(0.1)	(0.1)	—	—
Loss on disposal of fixed assets	—	—	0.2	—
Income (loss) before income taxes	11.4	19.3	(2.9)	158.0
Provision for (benefit from) income taxes	29.3	(3.1)	5.3	27.2
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc.	$(17.9)	$22.4	$(8.2)	$130.8
Accretion to redemption value of redeemable convertible preferred stock	(10.8)	(10.1)	(42.0)	(38.8)
Participation rights on if-converted basis	—	(8.2)	—	(60.2)
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc. common stockholders	$(28.7)	$4.1	$(50.2)	$31.8
Basic (loss) income per share	(0.46)	0.06	(0.78)	0.46
Diluted (loss) income per share	(0.46)	0.06	(0.78)	0.46
Basic weighted average common shares outstanding	62,896	67,599	63,959	69,002
Diluted weighted average common shares outstanding	62,896	67,943	63,959	69,148

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	December 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$204.2	$239.1
Trade and other receivables, net of allowances of $1.4 million and $1.5 million, as of December 31, 2023 and December 31, 2022, respectively	85.2	74.9
Prepaid expenses and other current assets	21.5	17.8
Total current assets	310.9	331.8
Noncurrent assets
Property and equipment, net	1.5	2.2
Intangible assets, net	175.1	204.8
Goodwill, net	553.9	545.5
Right-of-use assets	8.8	10.6
Other noncurrent assets	3.7	3.5
Total assets	$1,053.9	$1,098.4
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$46.6	$58.1
Income taxes payable	0.2	1.2
Cancelled event liabilities	0.6	3.3
Deferred revenues	174.3	151.2
Contingent consideration	0.2	3.5
Right-of-use liabilities, current portion	4.0	4.9
Term loan, current portion	4.2	—
Total current liabilities	230.1	222.2
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	398.7	413.9
Deferred tax liabilities, net	3.1	1.8
Right-of-use liabilities, noncurrent portion	8.9	10.4
Other noncurrent liabilities	8.5	10.8
Total liabilities	649.3	659.1
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Redeemable Convertible Participating Preferred Stock, $0.01 par value; authorized shares at December 31, 2023 and December 31, 2022: 80,000; 71,403 and 71,417 shares issued and outstanding; aggregate liquidation preference of $492.6 million and $475.9 million at December 31, 2023 and December 31, 2022, respectively	497.1	472.4
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares at December 31, 2023 and December 31, 2022: 800,000; 62,915 and 67,588 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	0.6	0.7
Additional paid-in capital	559.2	610.3
Accumulated deficit	(652.3)	(644.1)
Total stockholders’ deficit	(92.5)	(33.1)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,053.9	$1,098.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
Consolidated	2023	2022	$	%	2023	2022	$	%
	(dollars in millions) (unaudited)
Revenues	$101.5	$93.6	$7.9	8.4%	$382.8	$325.9	$56.9	17.5%
Deduct:
Acquisition revenues	(1.7)	—			(12.7)	—
Discontinued events	—	(0.1)			—	(2.8)
Scheduling adjustments(1)	(1.1)	—			—	—
Organic revenues	$98.7	$93.5	$5.2	5.6%	$370.1	$323.1	$47.0	14.5%

Connections	Three Months Ended December 31,		Change		Year Ended December 31,		Change
	2023	2022	$	%	2023	2022	$	%
	(dollars in millions) (unaudited)
Revenues	$90.3	$81.9	$8.4	10.3%	$340.2	$282.6	$57.6	20.4%
Deduct:
Acquisition revenues	(1.7)	—			(12.7)	—
Discontinued events	—	(0.1)			—	(2.8)
Scheduling adjustments(1)	(1.1)	—			—	—
Organic revenues	$87.5	$81.8	$5.7	7.0%	$327.5	$279.8	$47.7	17.0%

All Other	Three Months Ended December 31,		Change		Year Ended December 31,		Change
	2023	2022	$	%	2023	2022	$	%
	(dollars in millions) (unaudited)
Revenues	$11.2	$11.7	$(0.5)	(4.3%)	$42.6	$43.3	$(0.7)	(1.6%)
Deduct:
Acquisition revenues	—	—			—	—
Discontinued events	—	—			—	—
Scheduling adjustments	—	—			—	—
Organic revenues	$11.2	$11.7	$(0.5)	(4.3%)	$42.6	$43.3	$(0.7)	(1.6%)

Notes:

(1)
For the three months ended December 31, 2023, represents revenues from one event that staged in the third quarter of fiscal 2022, but staged in the fourth quarter in fiscal 2023.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Connections	$90.3	$81.9	$340.2	$282.6
Content	6.2	7.1	23.5	27.9
Commerce	5.0	4.6	19.1	15.4
Total Revenues	$101.5	$93.6	$382.8	$325.9

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Net (loss) income	$(17.9)	$22.4	$(8.2)	$130.8
Add (deduct):
Interest expense, net	8.6	7.3	35.1	21.8
Loss on extinguishment of debt	—	—	2.3	—
(Benefit from) provision for income taxes	29.3	(3.1)	5.3	27.2
Goodwill impairment charge(1)	—	—	—	6.3
Intangible asset impairment charge(2)	—	—	—	1.6
Depreciation and amortization	9.8	16.5	45.0	59.5
Stock-based compensation	1.8	0.8	7.8	5.8
Deferred revenue adjustment	—	—	—	0.6
Other items(3)	4.2	(18.9)	10.5	(14.0)
Adjusted EBITDA	$35.8	$25.0	$97.8	$239.6
Deduct:
Event cancellation insurance proceeds	—	—	2.8	182.8
Adjusted EBITDA excluding event cancellation insurance proceeds	$35.8	$25.0	$95.0	$56.8

Notes:

(1)
For the year ended December 31, 2022, represents non-cash charges of $6.3 million for goodwill in connection with the Company’s interim testing of goodwill for impairment resulting from the change in operating segments and reporting units that occurred in the first quarter of 2022.
(2)
Intangible asset impairment charges for the year ended December 31, 2022, represent non-cash charges of $1.6 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.
(3)
Other items for the three months ended December 31, 2023 included: (i) $0.8 million in acquisition-related transaction costs; (ii) $2.1 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $0.2 million; (iii) $1.1 million in non-recurring legal, audit and consulting fees and (iv) $0.2 million in expense related to the remeasurement of contingent consideration. Other items for the three months ended December 31, 2022 included: (i) $24.0 million in gains related to the remeasurement of contingent consideration; (ii) $0.6 million in non-recurring legal, audit and consulting fees; (iii) $0.3 million in acquisition-related transaction costs and (iv) $4.2 million in transition expenses, including $3.0 million in non-cash lease abandonment charges. Other items for the twelve months ended December 31, 2023 included: (i) $2.6 million in acquisition-related transaction costs; (ii) $6.1 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $1.5 million; (iii) $4.1 million in non-recurring legal, audit and consulting fees and (iv) $2.3 million in gains related to the remeasurement of contingent consideration. Other items for the twelve months ended December 31, 2022 included: (i) $33.3 million in gains related to the remeasurement of contingent consideration; (ii) $1.7 million in non-recurring legal, audit and consulting fees; (iii) $3.6 million in acquisition-related transaction costs; (iv) $6.1 million in transition expenses, including $3.0 million in non-cash lease abandonment charges and (v) $7.9 million in insurance settlement related expenses.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Net Cash Provided by (Used in) Operating Activities	$15.6	$(23.6)	$40.3	$175.1
Less:
Capital expenditures	2.1	2.8	11.5	10.3
Free Cash Flow	$13.5	$(26.4)	$28.8	$164.8
Event cancellation insurance proceeds	—	—	(2.8)	(183.5)
Taxes paid on event cancellation insurance proceeds	—	25.0	—	25.6
Free cash flow excluding event cancellation insurance proceeds, net	$13.5	$(1.4)	$26.0	$6.9

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO INCOME (LOSS) BEFORE TAXES

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Revenues
Connections	$90.3	$81.9	$340.2	$282.6
All Other	11.2	11.7	42.6	43.3
Total revenues	$101.5	$93.6	$382.8	$325.9

Other income, net
Connections	$—	$—	$2.8	$34.2
All Other	—	—	—	—
Total other income, net	$—	$—	$2.8	$34.2

Adjusted EBITDA
Connections	$39.7	$30.3	$136.8	$133.0
All Other	1.6	0.1	3.6	0.2
Adjusted EBITDA (excluding General corporate expenses)	$41.3	$30.4	$140.4	$133.2

General corporate expenses	(5.5)	(5.4)	(42.6)	(42.2)
Other income, net	—	—	—	148.6
Interest expense, net	(8.6)	(7.3)	(35.1)	(21.8)
Loss on extinguishment of debt	—	—	(2.3)	—
Goodwill impairment charges	—	—	—	(6.3)
Intangible asset impairment charges	—	—	—	(1.6)
Depreciation and amortization expense	(9.8)	(16.5)	(45.0)	(59.5)
Stock-based compensation expense	(1.8)	(0.8)	(7.8)	(5.8)
Deferred revenue adjustment	—	—	—	(0.6)
Other items	(4.2)	18.9	(10.5)	14.0
Income (loss) before taxes	$11.4	$19.3	$(2.9)	$158.0